UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 8, 2007

U.S. Shipping Partners L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-32326	20-1447743
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

399 Thornall St., 8th Floor Edison, NJ	08837
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (732) 635-1500

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8 – OTHER EVENTS

Item 8.01     Other Events.

          We are providing the following updates on our first articulated tug barge unit (“ATB”) and our Oil Pollution Act of 1990 (“OPA 90”) compliance plan:

ATB

          Although we are still targeting our first ATB to be completed by April 30, 2007, and have offered delivery bonuses if that date, or an earlier date, is met, weather-related delays in February and labor shortages in 2007 have made it more likely that the ATB will be delivered to us in May 2007. Upon the completion of construction activities, we must conduct commissioning, sea trials and other tests prior to delivery and the vessel entering commercial service. As a result, we expect this ATB to enter our chemical trade and begin earning revenue during the month of May given the current state of completion and pace of construction. We currently estimate the cost of the ATB unit, including owner furnished equipment, after giving effect to the payment of $21.0 million by SENESCO, but excluding credits and other legal claims that we believe we can recover and capitalized interest, is approximately $80.0 million, of which approximately $63.7 million has been paid through January 31, 2007.

          This ATB unit is already under contracts of affreightment to transport commodity chemical products with specified minimum volumes that, together with a requirement that the customer ship any excess volume of the products covered by the contract on the ATB unit, are expected to utilize substantially all of such ATB unit’s anticipated capacity through June 2010. These contracts of affreightment, which commenced in June 2006, are currently being covered by the Sea Venture, one of our chemical parcel tankers, until the ATB unit is completed.

          Our ability to complete this ATB on a timely basis at the above cost estimate is dependent on a number of factors, some of which are beyond our control, including the availability and cost of needed equipment and labor as well as weather conditions. Any delay in delivery of the ATB and/or increase in the cost of completion could adversely affect our business, results of operations and financial condition.

OPA 90

          We have received preliminary advice from the United States Coast Guard that our current plans to retrofit the ITB Philadelphia to add a double hull in order to bring the vessel into compliance with OPA 90 can be substantially performed in a foreign shipyard without losing its Jones Act classification. We currently estimate that performing this work in a foreign shipyard, if done in conjunction with the required drydock of the vessel, will cost approximately $12.0-$15.0 million in current dollars, which is substantially less than the cost of such work in a U.S. shipyard. If we retrofit this vessel in a foreign shipyard, we estimate that the vessel will be out of service approximately 4-6 months for the combined retrofit and drydock. The cost of retrofitting our ITB units compared to the cost of newbuildings, market conditions, charter rates, customer acceptance and the availability and cost of financing will be major factors in determining the OPA 90 compliance plan that we ultimately implement and the timing thereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 8, 2007

U.S. SHIPPING PARTNERS L.P.
By: US Shipping General Partner LLC, its general partner

By:	/s/ Albert E. Bergeron

Name:	Albert E. Bergeron
Title:	Vice President—Chief Financial Officer (principal financial and accounting officer)